Exhibit 99.1
The Honest Company Reports First Quarter 2022 Results In Line With Outlook

Maintains Full Year 2022 Outlook
Continues to Forecast Growth for the Remainder of the Fiscal Year
Plans for Pricing Execution, Innovation, and New Retail Distribution Remain on Track

LOS ANGELES, Calif. – May 13, 2022 – The Honest Company (NASDAQ: HNST), a digitally native, mission-driven brand focused on leading the clean lifestyle movement, today reported financial results for the three months ended March 31, 2022.

“In the face of significant macro headwinds, I’m pleased we are able to maintain our financial outlook for the year. Consistent with the expectations we communicated on our last earnings call, the first quarter of 2022 experienced challenging comparisons year-over-year as well as softness in the digital space as many consumers returned to in-store shopping in our product categories. With the first quarter behind us, Honest expects to return to growth over the next three quarters as we introduce new innovation, expand with new strategic retail partners and improve the digital experience on Honest.com,” said Chief Executive Officer Nick Vlahos.

“While inflation and supply chain pressures continue to challenge Honest and the industry, we remain deeply focused on what we can control: driving innovation, maintaining cost discipline, investing in digital capabilities, expanding our distribution footprint and executing our pricing strategies to position Honest for long-term growth. In addition, our capital position allows us to fund growth investments in our digital platform and product innovation without having to access the external markets in a rising interest rate environment.”

First Quarter Results

This press release includes non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” at the end of this press release for more information.

Revenue decreased 15% to $69 million for the first quarter of 2022 compared to the first quarter of 2021. The decrease in revenue for the first quarter of 2022 compared to the first quarter of 2021 reflects increased revenue in 2021 relating to a liquidation of legacy beauty inventory ahead of last year’s Beauty Restage, as well as elevated sales in the year-ago period related to sanitizing and disinfecting products. Other factors include a consumer shift from the Digital channel to the Retail channel in our core product categories, supply chain constraints leading to out-of-stock inventory on several key items and a more normalized level of trade promotion relative to the first quarter of 2021.

First Quarter 2022 Revenue by Product Category

	For the three months ended March 31,
	2022	2021	% change
(Unaudited, in thousands, except percentages)
Diapers and Wipes	$43,289	$49,574	(13)%
Skin and Personal Care	21,266	26,245	(19)
Subtotal core product categories(1)	64,555	75,819	(15)
Household and Wellness	4,164	5,213	(20)
Total Revenue	$68,719	$81,032	(15)%
____________

(1) Core product categories are defined as Diapers and Wipes and Skin and Personal Care combined.

Revenue by product category was as follows:

•Diapers and Wipes:
◦Revenue from Diapers and Wipes, which represented 63% of total first quarter revenue, decreased 13% in the first quarter of 2022 compared to the first quarter of 2021 driven by a consumer shift to the Retail channel, where our distribution is not yet as broad as it is in our Digital channel, as well as product out-of-stocks in wipes driven by supply chain constraints.

•Skin and Personal Care:
◦Revenue from Skin and Personal Care, which represented 31% of total first quarter revenue, decreased 19% in the first quarter of 2022 compared to the first quarter of 2021. This reflected over $3 million in liquidation sales in advance of our Beauty Restage in the year-ago period, a decrease in beauty product sales in our Digital channel due to the consumer shift to the Retail channel, as well as supply chain constraints leading to product out-of-stocks.

•Household and Wellness:
◦Revenue from Household and Wellness, which represented 6% of total first quarter revenue, decreased 20% in the first quarter of 2022 compared to the first quarter of 2021, primarily driven by a decrease in consumer demand for sanitization and disinfecting products.

First Quarter 2022 Revenue by Channel

	For the three months ended March 31,
	2022	2021	% change
(Unaudited, in thousands, except percentages)
Digital	$34,260	$42,461	(19)%
Retail	34,459	38,571	(11)
Total Revenue	$68,719	$81,032	(15)%

	For the three months ended March 31,
	2022	2021
(Unaudited, as a percentage of revenue)
Digital	50%	52%
Retail	50%	48%
Total Revenue	100%	100%

Digital revenue declined 19% primarily as a result of the shift from the Digital to Retail channel, as more consumers chose to return to in-store shopping in our product categories. In addition, the price of digital marketing significantly increased, which impacted our ability to cost-effectively drive traffic to Honest.com and our digital partners.

Retail revenue declined 11% due to the prior year liquidation of legacy beauty inventory ahead of our Beauty Restage, as well as elevated sales in the year-ago period related to sanitizing and disinfecting products, which was predominantly in the Retail channel. These two factors had an approximate 12 percentage point negative impact on the Retail channel in the quarter.

Gross margin was 30.0% in the first quarter of 2022 compared to 35.0% in the first quarter of 2021, generally in line with expectations. The decline in gross margin was due to lower sales revenue versus the year-ago quarter, resulting in fixed cost deleverage; higher input, transportation, freight and warehouse labor costs as compared to the first quarter of 2021; higher trade promotions; and the adoption of the new lease accounting standard. These factors were partially offset by price increases that went into effect in January 2022, favorable product mix and cost savings.

Operating expenses were up $3 million in the first quarter of 2022 compared to the first quarter of 2021, generally in line with expectations. Selling, general and administrative expense was higher, primarily due to increased costs of operating as a public company, including higher stock-based compensation and insurance costs. We also continued to invest in growth, reflected in greater investment in research and development to support innovation. Marketing expense, as a percentage of sales, increased by more than two percentage points, as we continued to invest ahead of upcoming new product launches and retail distribution expansion. On a dollar basis, marketing expense was lower, as the year-ago quarter reflected spending to support the launch of the Clean Conscious Diaper.

Net loss for the first quarter of 2022 was $15 million, compared to net loss of $4 million during the first quarter of 2021.

Adjusted EBITDA for the first quarter of 2022 was negative $10 million. See the reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss in the table at the end of this press release.

We ended March 31, 2022 with $78 million in cash, cash equivalents and short-term investments, a decline of $15 million versus December 31, 2021, as we increased our inventory position to proactively manage supply chain constraints. Cash, cash equivalents, restricted cash and short-term investments increased by $20 million compared to March 31, 2021.

Business Highlights:

•Retail consumption outpaced category growth based on third-party consumption data for the 12 weeks ended March 20, 2022 versus March 21, 2021. Honest’s diaper, wipes and baby personal care products grew 24%, 32%, and 21%, respectively, significantly outpacing the product categories in the industry as a whole, where diapers grew 11%, wipes grew 10%, while baby personal care declined 2%. This healthy retail growth was mostly offset by declines in the digital channel as consumers shifted to in-store shopping.

•Planned innovation launches in 2022
◦Restage of our personal care and diaper/training pants
◦Concealer line with 16 shades focusing on multi-use skin benefit
◦Clearing skin line, focusing on treating acne with cleanser, serum and spot treatment
◦Extension of our best-selling clean mascara available in multiple large retailers
◦Supplements line focusing on new products in sleep, stress, immunity and hair health

•Planned omnichannel distribution with key strategic partners
◦Launching Honest products on walmart.com, followed by national Walmart in-store expansion of diapers, wipes, and select personal care products
◦Expanding Ulta distribution with a national in-store expansion of select skin care products to complement our current online offerings
◦Launching supplements and other personal care items online and in-store with GNC
◦Expanding the Honest brand internationally with SuperOrdinary, a leading distribution partner in the Asian beauty market

Full Year 2022 Outlook Reaffirmed

Revenue

•Full Year 2022 revenue outlook remains unchanged and is expected to be approximately flat compared to 2021
•Revenue outlook reflects mid-single digit growth over the remaining three quarters of the year compared to 2021

Adjusted EBITDA(1)
Full year 2022 Adjusted EBITDA outlook remains unchanged and is expected to be a loss in the range of negative $5 million to negative $10 million.
____________________

(1) We do not provide guidance for the most directly comparable GAAP measure, net loss, and similarly cannot provide a reconciliation between our adjusted EBITDA outlook and net loss metrics without unreasonable effort due to the unavailability of reliable estimates for certain components of net loss and the respective reconciliations. These items are not within our control and may vary greatly between periods and could significantly impact our financial results calculated in accordance with GAAP.

We project full year 2022 revenue to be approximately flat versus full year 2021, reflecting mid-single digit growth for the remainder of the year. The benefit of price increases is anticipated to phase in over the course of the year, as consumers adjust to new pricing in stores and online. Other factors influencing our revenue outlook include the timing of product innovation and new distribution with a number of strategic retail partners, both mainly impacting the second half of the fiscal year. The revenue outlook also reflects the benefit of marketing investment and trade promotions aligned with new retail distribution.

Importantly, growth in our core product categories - Diapers and Wipes, and Skin and Personal Care – is expected to be mid- to high-single digits for the remainder of 2022, driven by product innovation and distribution gains with a number of new strategic retail partners. The Household and Wellness product category is expected to face continued headwinds due to reduced consumer demand for sanitizing and disinfecting products.

We continue to face a volatile input cost environment and now expect full year 2022 gross margin to be flat to slightly down compared to full year 2021. Gross margin is expected to improve progressively over the course of the year due to the roll-out of mid-single digit price increases across approximately two-thirds of our product portfolio, helping to offset inflationary pressures. More favorable assumptions for selling, general and administrative expense are also expected to offset rising costs.

We expect 2022 Adjusted EBITDA to be between negative $5 million and negative $10 million. We plan to continue supporting the long-term growth of the business with additional investments in research and development and digital technology, as well as incremental investment in trade promotions to support new distribution. Adjusted EBITDA improvement is anticipated to be weighted towards the second half of the year, reflecting heightened inflationary pressures in the first half of the year, followed by the increasing benefit of price increases, margin-accretive innovation, new distribution, and cost savings in the second half.

Webcast and Conference Call Information

A webcast and conference call to discuss first quarter 2022 results is scheduled for today, May 13, 2022, at 9:00 a.m. Pacific time/12:00 p.m. Eastern time. Those interested in participating in the conference call are invited to dial (855) 940-5313 (participant passcode: 1127496) or (929) 517-0417, if calling internationally. A live webcast of the conference call will be available online at: https://investors.honest.com. A replay of the webcast will remain available on the Company’s website for one year.

Forward-Looking Statements

This press release and earnings call referencing this press release contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•our expectations regarding our revenue, cost of revenue, operating expenses, gross margin, adjusted EBITDA and other operating results, in particular with respect to our 2022 outlook, including our expected challenges in the first half of the year, and the anticipated strength of our businesses and capabilities in the second half of the year;
•our strategic initiatives and priorities, including the timing, focus and cadence of our marketing, innovation, and distribution strategies;
•our ability to drive innovation, maintain cost discipline, invest in digital capabilities, expand our distribution footprint, and execute our pricing strategies to position Honest for long-term growth;
•consumer acceptance of our price increases and the ability of those price increases to help to offset inflationary pressures and benefit our financial results;
•our planned innovation and expected plans for new distribution in 2022;
•our belief that consumer demand for natural and clean products will continue to outpace conventional offerings, and that Honest is poised to capture this modern consumer through its omnichannel business model;
•our expectation that we will return to revenue growth over the next three quarters as we introduce new innovation, expand with new strategic retail partners and improve the digital experience on Honest.com;
•our ability to implement our strategy to deliver sustained long-term growth;
•that our strategy will continue to deliver behind pricing actions, reflecting the health of our brand, distribution gains, and tight cost management;
•that our investments in innovation and digital capability will fuel long-term growth;
•our ability to effectively manage our growth;
•our ability to acquire new consumers and successfully retain existing consumers, including their level of spend with us;
•our expansion with retail and digital partners;
•our ability to bring new products to market and to identify and successfully launch new category adjacencies;
•our ability to offset commodity prices, labor costs, input cost and transportation cost inflation with price increases, productivity or investing in digital capabilities;
•anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;
•the effect of COVID-19 or other public health crises or macroeconomic factors on our business and the global economy, including shifting consumer demand between our Digital and Retail channels and the impact from supply chain disruptions;
•our continued revenue growth through our omnichannel strategy and ability to capture growth in whitespace opportunities in the Retail channel;
•expectations regarding consumer demand and the timing and amount of orders from key customers; and
•our ability to achieve or sustain our profitability.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results.

The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” in the Annual Report, on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on March 28, 2022, and subsequent filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release or the earnings call referencing this press release. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this press release. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this press release and the earnings call referencing this press release relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

About The Honest Company

The Honest Company (NASDAQ: HNST) is a mission-driven, digitally-native brand focused on leading the clean lifestyle movement, creating a community for conscious consumers and seeking to disrupt multiple consumer product categories. Since its launch in 2012, Honest has been dedicated to creating thoughtfully formulated, safe and effective personal care, beauty, baby and household products, which are available via honest.com, third-party ecommerce partners and approximately 43,000 retail locations across the United States, Canada and Europe. Based in Los Angeles, CA, the Company’s mission, to inspire everyone to love living consciously, is driven by its values of transparency, trust, sustainability and a deep sense of purpose around what matters most to its consumers: their health, their families and their homes. For more information about the Honest Standard and the Company, please visit www.honest.com.

Investor Contacts:
Steve Austenfeld
saustenfeld@thehonestcompany.com

Elizabeth Bouquard
ebouquard@thehonestcompany.com

Investor Inquiries:
investors@thehonestcompany.com

Media Contact:
Jennifer Kroog Rosenberg
jrosenberg@thehonestcompany.com

The Honest Company, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)
(in thousands, except share and per share amounts)

	For the three months ended March 31,
	2022	2021

Revenue	$68,719	$81,032
Cost of revenue	48,092	52,651
Gross profit	20,627	28,381
Operating expenses
Selling, general and administrative	19,611	16,697
Marketing	13,465	14,173
Research and development	2,096	1,646
Total operating expenses	35,172	32,516
Operating loss	(14,545)	(4,135)
Interest and other income (expense), net	(61)	(327)
Loss before provision for income taxes	(14,606)	(4,462)
Income tax provision	20	22
Net loss	$(14,626)	$(4,484)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.16)	$(0.13)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	91,537,788	34,102,123

Other comprehensive income (loss)
Unrealized loss on short-term investments, net of taxes	(77)	(82)
Comprehensive loss	$(14,703)	$(4,566)

The Honest Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021	March 31, 2021

Assets
Current assets
Cash and cash equivalents	$44,743	$50,791	$39,013
Restricted cash	—	—	1,417
Short-term investments	33,381	42,388	12,428
Accounts receivable, net	29,943	31,784	27,712
Inventories	83,417	75,668	75,738
Prepaid expenses and other current assets	10,354	13,165	7,492
Total current assets	201,838	213,796	163,800
Restricted cash, net of current portion	—	—	5,210
Operating lease right-of-use asset	34,532	—	55,711
Property and equipment, net	14,967	52,952	—
Goodwill	2,230	2,230	2,230
Intangible assets, net	423	440	493
Other assets	2,941	3,179	7,133
Total assets	$256,931	$272,597	$234,577
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable	$24,019	$28,743	$29,015
Accrued expenses	27,566	19,003	21,009
Deferred revenue	751	731	805
Total current liabilities	52,336	48,477	50,829
Long term liabilities
Lease financing obligation, net of current portion	—	37,527	38,206
Operating lease liabilities, net of current portion	35,645	—	—
Other long-term liabilities	61	7,487	8,658
Total liabilities	88,042	93,491	97,693
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock, $0.0000 par value, 0 shares authorized at December 31, 2021; 0 shares issued and outstanding as of December 31, 2021; (liquidation preference of $0 as of December 31, 2021)	—	—	376,404
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 20,000,000 shares authorized at March 31, 2022 and December 31, 2021, none issued or outstanding as of March 31, 2022 and December 31, 2021	—	—	—
Common stock, $0.0001 par value, 1,000,000,000 and 150,000,000 shares authorized at March 31, 2022 and December 31, 2021, respectively; 91,572,210 and 91,512,140 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	9	9	3
Additional paid-in capital	574,435	570,794	117,926
Accumulated deficit	(405,437)	(391,656)	(357,461)
Accumulated other comprehensive loss	(118)	(41)	12
Total stockholders’ equity	168,889	179,106	(239,520)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$256,931	$272,597	$234,577

The Honest Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the three months ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(14,626)	$(4,484)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	720	1,090
Stock-based compensation	3,548	1,838
Other	1,675	57
Changes in assets and liabilities:
Accounts receivable, net	1,841	(4,917)
Inventories	(7,749)	931
Prepaid expenses and other assets	2,969	(967)
Accounts payable, accrued expenses and other long-term liabilities	(1,593)	(5,600)
Deferred revenue	20	88
Operating lease liabilities	(1,507)	—
Net cash used in operating activities	(14,702)	(11,964)
Cash flows from investing activities
Purchases of short-term investments	—	(301)
Proceeds from sales of short-term investments	—	13,638
Proceeds from maturities of short-term investments	8,849	8,523
Purchases of property and equipment	(240)	(74)
Net cash provided by investing activities	8,609	21,786
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(20)	—
Proceeds from exercise of stock options	113	33
Payment of initial public offering costs	—	(1,133)
Payments on finance lease liabilities	(48)	(282)
Net cash provided by (used in) financing activities	45	(1,382)
Net (decrease) increase in cash, cash equivalents and restricted cash	(6,048)	8,440
Cash, cash equivalents and restricted cash
Beginning of the period	50,791	37,200
End of the period	$44,743	$45,640

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$44,743	$39,013
Restricted cash, current	—	1,417
Restricted cash, non-current	—	5,210
Total cash, cash equivalents and restricted cash	$44,743	$45,640

Supplemental disclosures of noncash activities
Equipment acquired under capital lease obligations	$—	$40
Deferred IPO costs included in accounts payable and accrued expenses	$—	$2,323
Capital expenditures included in accounts payable and accrued expenses	$91	$13

The Honest Company, Inc.
Use of Non-GAAP Financial Measures
We prepare and present our condensed consolidated financial statements in accordance with GAAP. However, management believes that adjusted EBITDA, which is a non-GAAP financial measure, provide investors with additional useful information in evaluating our performance.

We calculate adjusted EBITDA as net income (loss), adjusted to exclude: (1) interest and other (income) expense, net; (2) income tax provision; (3) depreciation and amortization; (4) stock-based compensation expense, including payroll tax; (5) the IPO bonuses in the second quarter of 2021, including associated payroll taxes and expenses, and third-party costs associated with our IPO in 2021; and (6) in certain periods, litigation and settlement fees associated with certain non-ordinary course litigation.

Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with GAAP. We believe that adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of adjusted EBITDA include that (1) it does not reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including interest expense; (5) it does not include the IPO bonuses, including associated payroll taxes and expenses, or third-party costs associated with the preparation of the IPO; (6) it does not reflect tax payments that may represent a reduction in cash available to us; and (7) does not include certain non-ordinary cash expenses that we do not believe are representative of our business on a steady-state basis. In addition, our use of adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider adjusted EBITDA alongside other financial measures, including our net income (loss), revenue and other results stated in accordance with GAAP.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure stated in accordance with GAAP, to adjusted EBITDA, for each of the periods presented:

	For the three months ended March 31,
(In thousands)	2022	2021
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(14,626)	$(4,484)
Interest and other (income) expense, net	61	327
Income tax provision	20	22
Depreciation and amortization	720	1,090
Stock-based compensation	3,548	1,838
Related IPO and other transaction-related expenses(1)	—	1,075
Payroll tax expense related to stock-based compensation	13	—
Adjusted EBITDA	$(10,264)	$(132)
______________

(1)    Includes IPO-related costs, including transaction-related third-party expenses, which are generally incremental costs incurred associated with the preparation of the IPO.